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                                                                      EXHIBIT 23

                   CONSENT OF INDEPENDENT PUBLIC ACCOUNTANTS


As independent public accountants, we hereby consent to the incorporation by reference in this registration statement of our reports dated November 14, 2001 on the financial statements and schedule of ARAMARK Corporation and subsidiaries included in ARAMARK Corporation's Form 10-K for the fiscal year ended September 28, 2001 and on the audited financial statements of ServiceMaster Management Services Business as of and for the year ended December 31, 2000, included in ARAMARK Corporation and subsidiaries' Form 8-K dated December 10, 2001, and to all references to our Firm included in or made a part of this registration statement or the previously filed Registration Statements File Nos. 333-53161 and 333-63427.



                                         /s/ Arthur Andersen LLP


Philadelphia, Pennsylvania
April 5, 2002